Exhibit 99.1

News Release
Trustmark Corporation Announces Pricing of Common Stock Offering
JACKSON, Miss. — December 1, 2009 — Trustmark Corporation (NASDAQ: TRMK) (the “Company”) has priced its public offering of 5,405,406 shares of common stock at $18.50 per share. Trustmark has also granted the underwriters a 30-day over-allotment option to purchase up to 810,810 additional shares of common stock.
The offering will generate gross proceeds to the Company of $100 million, without giving effect to the potential exercise of the underwriters’ option to purchase additional shares in the next 30 days. The offering is expected to close on or about December 7, 2009, subject to customary closing conditions.
Upon completion of this offering, the Company intends to notify the U.S. Treasury of its intent to redeem all 215,000 shares of its outstanding Fixed Rate Cumulative Perpetual Preferred Stock, Series A (the “Series A Preferred Stock”). The approval of the U.S. Treasury and the Company’s banking regulators is required for the redemption of the Series A Preferred Stock. The Company has consulted its banking regulators as to its intent to redeem the Series A Preferred Stock, and the Company understands that the U.S. Treasury will also consult these regulators upon receipt of notice from the Company of its intent to so redeem. The Company can make no assurances as to when, or if, it will receive such approvals. If the Company receives such approvals, it expects to fund a portion of such redemption with the net proceeds of the offering. To the extent the Company does not use the net proceeds of the offering to redeem the Series A Preferred Stock, it will use the net proceeds for general corporate purposes.
If the Company redeems the Series A Preferred Stock, it also intends to seek agreement with the U.S. Treasury to repurchase the warrant to purchase 1,647,931 shares of common stock issued to the U.S. Treasury under its Capital Purchase Program. In order to effect this repurchase, the Company must reach agreement with the U.S. Treasury on the fair market value of the warrant. The Company can make no assurances as to whether it will in fact reach such agreement and, if so, at what price.
The Company has filed a registration statement, including a prospectus and a related prospectus supplement, with the Securities and Exchange Commission for the offering to which this communication relates. Before investing, investors should read the prospectus in that registration statement, the related prospectus supplement and other documents the Company has filed with the Securities and Exchange Commission, for more complete information about the Company and the offering. The offering is being made solely by means of a prospectus and related prospectus supplement. This press release does not constitute an offer to sell or the solicitation of an offer to buy securities and shall not constitute an offer, solicitation or sale in any jurisdiction in which such offer, solicitation or sale is unlawful.
UBS Securities LLC and J.P. Morgan Securities Inc. are serving as the joint-bookrunning managers of this offering and Keefe, Bruyette & Woods, Inc. and Sandler O’Neill & Partners, L.P. are serving as co-managers for the offering. When available, copies of the final prospectus supplement and accompanying prospectus relating to the offering may be obtained from UBS Securities LLC, Attn: Prospectus Department, 299 Park Avenue, New York, New York 10171, or by calling 1-(888) 827-7275; and J.P. Morgan, Securities Inc., Broadridge Financial Solutions, 1155 Long Island Avenue, Edgewood, New York 11717, or by calling 1-(866) 803-9204.
About Trustmark
Trustmark Corporation is a financial services company providing banking and financial solutions through over 150 offices and 2,600 associates in Florida, Mississippi, Tennessee and Texas.
Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the federal securities laws. These forward-looking statements include our statements regarding our intended use of the proceeds of the offering to fund a portion of the proposed redemption of our outstanding shares of Series A Preferred Stock, our intended use of proceeds to the extent we are unable or do not redeem those securities, and our intention to seek the agreement of the U.S. Treasury to permit repurchase of the related warrant to purchase 1,647,931 shares of our common stock. These forward-looking statements are subject to risks and uncertainties, including: our regulators or the U.S. Treasury may not permit us to redeem our Series A Preferred Stock or to repurchase the warrant; and other risk factors contained in the registration statement on Form S-3 filed with the Securities and Exchange Commission on November 30, 2009.
Trustmark Contacts:
Investors:
Louis E. Greer
Treasurer and Principal Financial Officer
601-208-2310
F. Joseph Rein, Jr.
Senior Vice President
601-208-6898
Media:
Melanie A. Morgan
Senior Vice President
601-208-2979